Exhibit 5.1

November 3, 2009

Spheric Technologies, Inc.

Attn: Joseph Hines, Chairman and President

4708 East Van Buren Street

Phoenix, Arizona 85008

Re: Registration Statement on Form S-1 for Spheric Technologies, Inc.

Dear Mr. Hines:

You have requested our opinion, as counsel for Spheric Technologies, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), as amended, regarding the legality of the 1,466,668 shares (the “Shares”) of common stock, par value $0.001 per share, (the “Common Stock”) of the Company which are being registered in the Registration Statement, of which 66,667 Shares are issuable upon exercise of warrants issued to the underwriter representative in the primary offering.

We have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:

1.	Articles of Incorporation;

2.	Bylaws;

3.	Resolutions of the Board of Directors authorizing the issuance of the Shares; and

4.	Such other documents and records as we have deemed relevant in connection with this opinion.

In rendering this opinion, we have relied upon, with the consent of the Company and its Board of Directors: (i) the representations of the Company, its officers and directors as set forth in the aforementioned documents as to factual matters; and (ii) assurances from the officers and directors of the Company as we have deemed necessary for purposes of expressing the opinions set forth herein. We have not undertaken any independent investigation to determine or verify any information and representations made by the Company, its officers and directors in the aforementioned documents and have relied upon such information and representations as being accurate and complete in expressing our opinion.

We have assumed in rendering the opinions set forth herein that no person or entity has taken any action inconsistent with the terms of the aforementioned documents or prohibited by law. This opinion letter is limited to the matters set forth herein and no opinions may be implied or inferred beyond the matters expressly stated herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

It is our opinion that, under the corporate laws of the State of Nevada, 1,333,334 shares of Common Stock have been duly authorized and will be legally issued, fully paid and non-assessable when paid for and issued in accordance with the terms of the Registration Statement and that 66,667 shares of Common Stock have been duly authorized and will be legally issued, fully paid, and non-assessable upon exercise of the Underwriter’s Warrants.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our law firm under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

Sincerely yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP

cc: Joseph Hines